Exhibit 99.1
FHLBank Topeka Declares Second Quarter Dividends
June 24, 2022

The board of directors approved the following second quarter dividends for both the membership capital stock (Class A) and activity-based capital stock (Class B) at its June 24, 2022, meeting:
•Class A Common Stock: 1.00 percent (per annum)
•Class B Common Stock: 6.50 percent (per annum)

The table below illustrates the incremental benefit you receive from the dividend as you use each of our three main products.

Member Value Analysis
	Advances	MPF	Letter of Credit
Class B Dividend Rate	6.50%	6.50%	6.50%
Average Interest on Reserve Balances (IORB)	0.81%	0.81%	0.81%
Marginal Spread	5.69%	5.69%	5.69%	A
Class B Activity Requirement	4.50%	3.00%	0.25%	B
Incremental Benefit of Dividend	0.26%	0.17%	0.01%	A x B = C

Avg IORB represents the daily average rate on reserve balances in second quarter 2022.
From 03/31/2022 - 05/04/2022: 0.40%
From 05/05/2022 - 06/15/2022: 0.90%
Estimate from 06/16/2022 - 06/29/2022: 1.65%

Please contact the Lending Desk or your regional account manager with your questions on the positive impact of the above-market Class B dividend on FHLBank advance rates, letter of credit costs and Mortgage Partnership Finance® (MPF®) mortgage loan sales. They can help compare the all-in cost of advances to various deposit pricing strategies and purchased deposit funding options.

FHLBank Topeka balances maintaining strong capital growth, offering liquidity to members at competitive rates and providing an attractive return on activity-based stock. Based on current market expectations of short-term interest rates, we anticipate paying dividend rates in ranges between 2.25 to 2.50 percent for Class A and 7.75 to 8.00 percent for Class B for the third quarter. Over time, our dividend rates have moved directionally with short-term interest rates, and we expect that trend to continue. Please keep in mind that market conditions and movements in short-term interest rates can be unpredictable. Adverse changes in FHLBank’s financial results may result in lower dividend rates in future quarters than we currently anticipate paying.

The dividends on both classes of stock are payable in the form of Class B Common Stock and will be credited to your institution’s capital stock account at the close of business on June 30, 2022. Any partial shares will be paid in cash and credited to your institution’s demand deposit account on that date as well.

If you have any questions related to the dividend, please contact the Lending Desk at 800.809.2733. We appreciate your continued partnership.

Exhibit 99.1
“Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

The information contained in this announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “is likely,” “could,” “estimate,” “expect,” “will,” “intend,” “probable,” “project,” “should” or their negatives or other variations on these terms. FHLBank cautions that by their nature forward-looking statements involve risks or uncertainties and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: changes in economic and market conditions, including conditions in our district and the U.S. and global economy, as well as the mortgage, housing, and capital markets; the ongoing and evolving impact of the coronavirus (COVID-19) pandemic and its variants or other pandemics on our members, our business, the economy and capital markets; governmental actions, including legislative, regulatory, judicial or other developments that affect FHLBank, our members, counterparties or investors, housing government-sponsored enterprises, or the FHLBank System in general; effects of derivative accounting treatment and other accounting rule requirements, or changes in such requirements; competitive forces, including competition for loan demand, purchases of mortgage loans and access to funding; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with all products and services; changes in demand for FHLBank products and services or consolidated obligations of the FHLBank System; membership changes, including changes resulting from member failures or mergers, changes due to member eligibility, or changes in the principal place of business of members; changes in the U.S. government's long-term debt rating and the long-term credit rating of the senior unsecured debt issues of the FHLBank System; soundness of other financial institutions, including FHLBank members, non-member borrowers, counterparties and the other FHLBanks; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which FHLBank has joint and several liability; the volume and quality of eligible mortgage loans originated and sold by participating members to FHLBank through its various mortgage finance products; changes in the fair value and economic value of, impairment of, and risks associated with FHLBank’s investments in mortgage loans and mortgage-backed securities or other assets and the related credit enhancement protections; changes in the value or liquidity of collateral underlying advances to FHLBank members or nonmember borrowers or collateral pledged by reverse repurchase and derivative counterparties; volatility of market prices, changes in interest rates and indices and the timing and volume of market activity, including the effects of these factors on amortization/accretion; gains/losses on derivatives or on trading investments and the ability to enter into effective derivative instruments on acceptable terms; upcoming discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank's LIBOR-based financial products, investments, and contracts; changes in FHLBank's capital structure; our ability to declare dividends or to pay dividends at rates consistent with past practices; and the ability of FHLBank to keep pace with technological changes and the ability to develop and support technology and information systems, including the ability to manage cybersecurity risks and securely access the internet and internet-based systems and services, sufficient to effectively manage the risks of FHLBank's business. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov.

All forward-looking statements contained in this announcement are expressly qualified in their entirety by reference to this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made, and FHLBank has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason to reflect events or circumstances after the date of this announcement.